Exhibit 99.1

Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 200
Santa Ana, CA 92705

news release	714.667.8252 main 714.667.6860 fax
for immediate release	www.grubb-ellis.com

Contact: Phone: Email:	Janice McDill 312.698.6707 janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Announces Results
of 2009 Annual Meeting of Stockholders
SANTA ANA, Calif. (Dec. 17, 2009) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, announced the results of the voting at its Annual Meeting of Stockholders held today. Approximately 86.8 percent of the voting power of the outstanding shares entitled to vote was represented, in person or by proxy, at the meeting.
Stockholders voted on and overwhelmingly approved the following proposals:
•	The adoption of amendments to the certificate of incorporation of Grubb & Ellis Company to increase the authorized number of common and preferred shares; to declassify the board of directors and to fix the number of directors at no less than three nor more than eight, as determined solely by the board of directors from time to time.

•	The election of Thomas D’Arcy, the company’s president and chief executive officer, C. Michael Kojaian, chairman, Robert J. McLaughlin, D. Fleet Wallace, Devin I. Murphy and Rodger D. Young to the declassified board of directors. No fewer than approximately 96.4 percent of the votes cast voted in favor of each of these nominees.

•	The ratification of the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.
About Grubb & Ellis Company
Named to The Global Outsourcing 100™ in 2009 by the International Association of Outsourcing Professionals™, Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies in the world. Our 6,000 professionals in more than 130 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded real estate investment trusts (REITs), tenant-in-common (TIC) investments suitable for tax-deferred 1031 exchanges, mutual funds and other real estate investment funds. For more information, visit www.grubb-ellis.com.
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